UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 19, 2010

(Date of earliest event reported)

H.B. FULLER COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 001-09225

Minnesota	41-0268370
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1200 Willow Lake Boulevard

P.O. Box 64683

St. Paul, MN 55164-0683

(Address of principal executive offices, including zip code)

(651) 236-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2010, Michele Volpi resigned as president, chief executive officer and a director of H.B. Fuller Company (the “Company”) effective immediately. Mr. Volpi’s employment with the Company will be terminated effective December 7, 2010.

Mr. Volpi has a severance agreement dated May 20, 2008 (the “Severance Agreement”) with the Company, which provides that Mr. Volpi will be entitled to receive the following severance payments and benefits upon the termination of his employment with the Company: (1) $3,260,000, representing the amount equal to two times his annual cash compensation (including salary and cash incentive), payable in part in a lump sum of $2,800,000 six months after his employment termination date, with the balance of $460,000 payable in equal installments in accordance with the Company’s regular payroll practices and schedule over a twenty-four month period; (2) for a period of up to eighteen months, continued coverage under the Company’s group medical and dental insurance programs, with the Company continuing to pay the Company’s portion of any premiums or costs of coverage; and (3) for a period of up to one year, outplacement services with a total cost not to exceed $20,000.

In addition, Mr. Volpi will receive the value of the annual short-term incentive award he would have been entitled to receive under the terms of the Company’s annual incentive plan for the fiscal year ending November 27, 2010. The value of such award will be determined for all participants in accordance with the applicable plan after the end of the current fiscal year. In addition, all of Mr. Volpi’s restricted stock and stock option grants that are not vested on the date his employment is terminated will be cancelled and forfeited.

In order to receive the severance payments and benefits described above, Mr. Volpi will be required to sign a release of claims in favor of the Company. In addition, Mr. Volpi will continue to be obligated to comply with the confidentiality, non-competition and employee non-solicitation covenants contained in the Severance Agreement until December 7, 2012.

The payments to Mr. Volpi under the Severance Agreement will result in estimated after-tax expense of $2,224,000 in the fourth quarter of the Company’s fiscal 2010. In addition, as a result of the cancellation and forfeiture of certain of Mr. Volpi’s stock awards, the Company will incur an estimated after tax-benefit of $541,000 in the fourth quarter.

On November 19, 2010, the Company’s Board of Directors appointed James J. Owens President and Chief Executive Officer and elected him as a director, in each case effective immediately.

Mr. Owens, age 46, has served as Senior Vice President, Americas, of the Company since January 2010. From September 2008 until January 2010, he was Senior Vice President, North America, of the Company. From April 2008 until August 2008, he served as Senior Vice President of Henkel Corporation, a global manufacturer of adhesives, sealants and surface treatments. From December 2004 until April 2008, he was the Corporate Vice President and General Manager of the Adhesives Division of National Starch & Chemical Company, a manufacturer of adhesives, sealants, specialty polymers and industrial starches. Prior to such time, Mr. Owens held a variety of management, sales and technical positions with National Starch & Chemical Company.

As of the date of this report, new compensation and benefits arrangements with Mr. Owens had not been determined.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of the Company issued on November 22, 2010 announcing the resignation of Michele Volpi as President, Chief Executive Officer and a director of the Company and the appointment of James J. Owens as President and Chief Executive Officer and director of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H.B. FULLER COMPANY

By:	/s/ Timothy J. Keenan
Timothy J. Keenan Vice President, General Counsel and Corporate Secretary

Date: November 23, 2010

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of the Company issued on November 22, 2010 announcing the resignation of Michele Volpi as President, Chief Executive Officer and a director of the Company and the appointment of James J. Owens as President and Chief Executive Officer and director of the Company.